                         TRUST AGREEMENT

This Trust Agreement ("Agreement") made this 23rd day of June, 1987 by and between E-Systems, Inc., a Delaware corporation ("the Corporation"), and AmeriTrust Company National Association, a national banking association (the "Trustee");

                          WITNESSETH:

WHEREAS, in addition to benefits payable under the E-Systems, Inc. Salaried Retirement Plan, as the same has been or may hereafter be amended or restated, or any successor thereto, to the executives and retired executives listed on Exhibit A hereto ("Executives") or to the beneficiaries of such Executives (Executives and where the context requires, Executives' beneficiaries are referred to herein as "Trust Beneficiaries"), as the case may be, the Trust Beneficiaries are entitled to certain other retirement and related benefits under the provisions of certain employment agreements entered into with respect to each Executive (the "Employment Agreements") and/or the E-Systems, Inc. Executive Supplemental Retirement Plan, as the same has been or may hereafter be amended or restated, or any successor thereto (the "SERP");

WHEREAS, the Employment Agreements and/or the SERP provide for certain retirement income, death, disability and survivor benefits, and the Corporation wishes specifically to assure the payment to the Trust Beneficiaries of amounts due thereunder (the amounts so payable being collectively referred to herein as the "Supplemental Benefits");

WHEREAS, subject to Section 9 hereof, the amounts and timing of Supplemental Benefits to which each Trust Beneficiary is presently or may become entitled are specified in Exhibit B attached hereto and incorporated herein by this reference;

WHEREAS, the Corporation wishes to establish a trust (the "Trust") and to transfer to the Trust assets and rights which shall be held therein subject to the claims of the creditors of the Corporation to the extent set forth in
Section 3 hereof until paid in full to all Trust Beneficiaries as Supplemental Benefits in such manner and at such times as specified herein unless the Corporation is Insolvent (as defined herein) at the time that such Supplemental Benefits become payable; and

WHEREAS, the Corporation shall be considered "Insolvent" for purposes of this Agreement at such time as the Corporation (i) is subject to a pending voluntary or involuntary proceeding as a debtor under the United States Bankruptcy Code, as heretofore or hereafter amended, or (ii) is unable to pay its debts as they mature.

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

1. TRUST FUND: (a) Subject to the claims of its creditors to the extent set forth in Section 3 hereof, the Corporation hereby deposits with the Trustee in trust Twenty six million, two hundred fifty one thousand and forty five Dollars ($26,251,045) and/or other property which shall become the principal of this Trust, to be held, administered and disposed of by the Trustee as herein provided.

(b) The Trust hereby established shall be revocable by the Corporation at any time prior to the earlier of (i) the date that is 30 days following the issuance by the Internal Revenue Service of tax rulings requested by the Corporation in conjunction with the establishment of this Trust, or (ii) the date on which occurs a "Change in Control," as that term is defined in Exhibit C hereto; on or after such date (the "Irrevocability Date"), this Trust shall be irrevocable. In the event that the Irrevocability Date has occurred, the Corporation shall so notify the Trustee promptly.

(c) The principal of the Trust, and any earnings thereon, shall be held in trust separate and apart from other funds of the Corporation exclusively for the uses and purposes herein set forth. No Trust Beneficiary shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Trust prior to the time that such assets are paid to a Trust Beneficiary as Supplemental Benefits as provided herein.

(d) The Corporation may at any time or from time to time make additional deposits of cash or other property in the Trust to augment the principal to be held, administered and disposed of by the Trustee as herein provided, but no payments of all or any portion of the principal of the Trust or earnings thereon shall be made to the Corporation or any other person or entity on behalf of the Corporation except as herein expressly provided.

(e) The Trust is intended to be a grantor trust, within the meaning of section 671 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision thereto, and shall be construed accordingly.

2. PAYMENTS TO TRUST BENEFICIARIES. (a) Provided that the Corporation is not Insolvent and commencing with the earlier to occur of (i) appropriate notice to the Trustee by the Corporation, or (ii) the Irrevocability Date, the Trustee shall make payments of Supplemental Benefits to each Trust Beneficiary from the assets of the Trust in compliance and conformity with the SERP and/or the Employment Agreements and in accordance with Exhibit B hereto, and subject to Section 9 hereof. The Trustee shall make provision for withholding of any federal, state or local taxes that may be required to be withheld by the Trustee in connection with the payment of any Supplemental Benefits hereunder.

(b) If the balance of an Executive's separate account maintained pursuant to
Section 7(b) hereof is not sufficient to provide for full payment of Supplemental Benefits to which such Executive's Trust Beneficiaries are entitled as provided herein, the Corporation shall make the balance of each such payment as it falls due as provided in the applicable provision of the Employment Agreement or the SERP, as the case may be. No payment from the Trust assets to a Trust Beneficiary shall exceed the balance of such separate account.

3. THE TRUSTEE'S RESPONSIBILITY REGARDING PAYMENTS TO A TRUST BENEFICIARY WHEN THE CORPORATION IS INSOLVENT: (a) At all times during the continuance of this Trust, the principal and income of the Trust shall be subject to claims of creditors of the Corporation. The Board of Directors of the Corporation and its Chief Executive Officer ("CEO") shall have the duty to inform the Trustee if either the Board or the CEO believes that the Corporation is Insolvent. If the Trustee receives a notice from the Board, the CEO, or a creditor of the Corporation alleging that the Corporation is Insolvent, then unless the Trustee independently determines that the Corporation is not Insolvent, the Trustee shall (i) discontinue payments to any Trust Beneficiary, (ii) hold the Trust assets for the benefit of the general creditors of the Corporation, and (iii) promptly seek the determination of a court of competent jurisdiction regarding the Insolvency of the Corporation. The Trustee shall deliver any undistributed principal and income in the Trust to the extent necessary to satisfy the claims of the creditors of the Corporation as a court of competent jurisdiction may direct. Such payments of principal and income shall be borne by the Executives in proportion to the balances on the date of such court order of their respective accounts maintained pursuant to Section 7(b) hereof; provided, however, that all Account Excesses shall first be determined and allocated in accordance with Sections 4 and 7(b) hereof; and provided further that for this purpose, the Threshold Percentage shall be equal to 100%. If payments to any Trust Beneficiary have been discontinued pursuant to this Section 3(a), the Trustee shall resume payments to such Trust Beneficiary only after receipt of an order of a court of competent jurisdiction. The Trustee shall have no duty to inquire as to whether the Corporation is Insolvent and may rely on information concerning the Insolvency of the Corporation which has been furnished to the Trustee by any creditor of the Corporation and by any person (other than an employee or director of the Corporation) acting with actual or apparent authority with respect to the Corporation. Nothing in this Agreement shall in any way diminish any rights of any Trust Beneficiary to pursue his rights as a general creditor of the Corporation with respect to Supplemental Benefits or otherwise, and the rights of each Trust Beneficiary under the respective Employment Agreement and/or the SERP shall in no way be affected or diminished by any provision of this Agreement or action taken pursuant to this Agreement except that any payment actually received by any Trust Beneficiary hereunder shall reduce dollar-per-dollar amounts otherwise due to such Trust Beneficiary pursuant to the respective Employment Agreement and/or the SERP, as the case may be.

(b) If the Trustee discontinues payments of Supplemental Benefits from the Trust pursuant to Section 3(a) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments which would have been made to the Trust Beneficiaries in accordance with this Agreement during the period of such discontinuance, less the aggregate amount of payments of Supplemental Benefits made to any Trust Beneficiary directly by the Corporation during any such period of discontinuance of such payments from the Trust, together with interest on the net amount delayed determined at a rate equal to the rate actually earned during such period with respect to the assets of the Trust corresponding to such net amount delayed; provided, however, that no such payment shall exceed the balance of the respective Executive's account as provided in Section 7(b) hereof.

4. PAYMENTS TO THE CORPORATION: Except to the extent expressly contemplated by Section 1(b) and this Section 4, the Corporation shall have no right or power to direct the Trustee to return any of the Trust assets to the Corporation before all payments of Supplemental Benefits have been made to all Trust Beneficiaries as herein provided. From time to time, but in no event before the fifth anniversary of the date of this Agreement, if and when requested by the Corporation to do so, the Trustee shall engage the services of Mercer-Meidinger-Hansen, or such other independent actuary as may be mutually satisfactory to the Corporation and to the Trustee to determine the maximum actuarial present values of the future Supplemental Benefits that could become payable under the SERP and the Employment Agreements with respect to the Trust Beneficiaries of each Executive. The Trustee shall determine the fair market values of the Trust assets allocated to the account of each Executive pursuant to Section 7(b) hereof. The Corporation shall pay the fees of such independent actuary and of any appraiser engaged by the Trustee to value any property held in the Trust. The independent actuary shall make its calculations based upon the assumption that all Executives will have salary increases from the date of calculation through the termination of their employment by the Corporation of 8% per year and that no Executive will leave the employ of the Corporation for any reason other than
(a) death prior to retirement or (b) retirement on or before the Normal Retirement Date (as that term is defined in the SERP) or corresponding date specified in the Employment Agreement at the age that would result in the maximum present value of Supplemental Benefits payable to him or his Trust Beneficiaries that is possible under the SERP and/or the Employment Agreements. In addition, the independent actuary shall use the 1975 group annuity mortality table, an interest rate of 7-1/2%, cost-of-living increases of 3%, or such other assumptions as are recommended by such actuary and approved by the Corporation and, after the Irrevocability Date, a majority of the Executives (subject to the provisions of Sections 11(b)(i) and (b)(ii) hereof). For purposes of this Agreement, (A) the "Fully Funded" amount with respect to the account of an Executive maintained pursuant to
Section 7(b) hereof shall be equal to the "Threshold Percentage," as defined below, multiplied by the maximum actuarial present value of the future Supplemental Benefits that could become payable under the SERP and/or the Employment Agreement with respect to the Trust Beneficiaries of such Executive, and (B) the "Account Excess" with respect to such account shall be equal to the excess, if any, of the fair market value of the assets held in the Trust allocated to an Executive's account over the respective Fully Funded amount. Unless otherwise provided, the Threshold Percentage shall be equal to 140%. The Trustee shall allocate any Account Excess in accordance with Section 7(b) hereof. Thereafter, upon the request of the Corporation, the Trustee shall pay to the Corporation the excess, if any, of the aggregate account balances over the aggregate Fully Funded amounts; provided, however, that if such payment would leave the Trustee with insufficient liquid assets to pay all premiums due and to become due on any life insurance policies held in the Trust, the Trustee shall retain sufficient liquid as sets to pay such premiums.

5. INVESTMENT OF TRUST FUND: The Trustees shall have sole power to invest the assets of the Trust. The Trustees shall act at all times, however, with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man, acting in a like capacity and familiar with such matters, would use in the conduct of an enterprise of a like character and with like aims. The investment objective of the Trustee shall be to preserve the principal of the Trust while obtaining a reasonable total rate of return, measurement of which shall include market appreciation or depreciation plus receipt of interest and dividends. The Trustee shall be mindful, in the course of its management of the Trust, of the liquidity demands on the Trust and any actuarial assumptions that may be communicated to it from time to time in accordance with the provisions of this Agreement.

6. INCOME OF THE TRUST: Except as provided in Section 3 hereof, during the continuance of this Trust all net income of the Trust shall be allocated annually among the Executives' separate accounts maintained in accordance with Section 7(b) hereof.

7. ACCOUNTING BY TRUSTEE: (a) The Trustee shall keep records in reasonable detail of all investments, receipts, disbursements and all other transactions required to be done, including such specific records as shall be agreed upon in writing by the Corporation and the Trustee. All such accounts, books and records shall be open to inspection and audit at all reasonable times by the Corporation, by any Trust Beneficiary or by any agent or representative of any of the foregoing. Within five business days following the end of each fiscal month of the Corporation, the Trustee shall furnish to the Corporation such information as the Corporation may require in order to account accurately for all Trust transactions during such fiscal month and for the fiscal year to date. Within 30 calendar days following the end of each calendar year and within 30 calendar days after the removal or resignation of the Trustee, the Trustee shall deliver to the Corporation and to each Trust Beneficiary a written account of its administration of the Trust during such year or during the period from the end of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities, rights and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. Such written accounts shall reflect the aggregate of the Trust accounts and the status of each separate account maintained for each Executive.

b. The Trustee shall maintain a separate account for each Executive. The Trustee shall credit or debit each Executive's account as appropriate to reflect such Executive's allocable portion of the Trust assets, as such Trust assets may be adjusted from time to time pursuant to the terms of this Agreement. Except as provided in this Section 7(b), all allocations shall be made in proportion to the balances of the separate accounts of the Executives. Prior to the Irrevocability Date, all deposits of principal pursuant to Sections 1(a) and 1(d) shall be allocated as directed by the Corporation; on or after such date, deposits of principal may not be reallocated by the Corporation. If any deposit of principal is not allocated by the Corporation, such amount shall be allocated as an Account Excess in
accordance with this Section 7(b).   The Trustee shall determine annually the
amount of all Account Excesses, as defined in Section 4 hereof. The Trustee shall allocate the aggregate amount of the Account Excesses to any accounts that are not Fully Funded, as defined in Section 4 hereof, in proportion to the differences between the respective Fully Funded amount and account balance, insofar as possible until all accounts are Fully Funded. Any remaining aggregate Account Excess shall be allocated to all the accounts in proportion to the respective Fully Funded amounts.

(c) Nothing in this Section 7 shall preclude the commingling of Trust assets for investment.

8. RESPONSIBILITY OF TRUSTEE: (a) The Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval which is contemplated by and in conformity with the terms of the Employment Agreements and/or the SERP, and is given in writing by the Corporation or by a Trust Beneficiary applicable to his or her beneficial interest herein.

(b) The Trustee shall not be required to undertake or to defend any litigation arising in connection with this Agreement unless it is first indemnified against its prospective costs, expenses and liabilities (including without limitation attorneys' fees and expenses) relating thereto, and the Corporation hereby agrees to indemnify the Trustee and be primarily liable for such costs, expenses and liabilities.

(c) The Trustee may consult with legal counsel (who may be counsel for the Corporation) with respect to any of its duties or obligations hereunder, and shall be fully protected in acting or refraining from acting in accordance with the advice of such counsel.

(d) The Trustee may rely and shall be protected in acting or refraining from acting within the authority granted by the terms of this Agreement upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties, including, without limiting the scope of this Section 8(d), the notice of the Irrevocability Date required by Section 1(b) hereof.

(e) The Trustee may hire agents, accountants, actuaries, and financial consultants, who may be agent, accountant, actuary, or financial consultant, as the case may be, for the Corporation, for the SERP, or for any Employment Agreement.

(f) The Trustee is empowered to take all actions necessary or advisable in order to collect any life insurance, annuity, or other benefits or payments of which the Trustee is the designated beneficiary. The Trustee shall maintain in force all life insurance policies held in the Trust (i) by requesting that the Corporation pay directly all premiums and other charges due thereon in a timely manner, and (ii) by paying all such premiums and charges that are not so paid by the Corporation. To the extent the Trustee has cash or its equivalent readily available for such purpose or policy loans and/or dividends are available, the Trustee shall pay premiums due with such cash or its equivalent or policy loans and/or dividends, as the Trustee may deem best. If the Trustee does not have sufficient cash or its equivalent readily available and policy loans and dividends are not available, then the Trustee shall liquidate other assets held by it in the Trust to generate the necessary cash. The Trustee shall be named sole owner and beneficiary of each life insurance and annuity policy held in the Trust and shall have full authority and power to exercise all rights of ownership relating to the policy, except that the Trustee shall have no power, other than in accordance with Sections 1(b), 4, and 12 hereof, to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor trustee, or to loan to any person the proceeds of any borrowing against such policy or, except as provided in the immediately preceding sentence, to surrender any policy or allow any policy to lapse at any time when there are other assets in the Trust that can be disposed of or otherwise used to generate any cash necessary to maintain the policy. The Trustee shall have the power, with the consent of the Corporation, to exchange that portion, if any, of the life insurance coverage on any Executive that is in excess of the amount of such coverage necessary to provide sufficient proceeds to pay the corresponding amount of Supplemental Benefits, for additional life insurance coverage on other Executives. The Trustee shall also have the power to acquire additional life insurance on Executives through application for new life insurance.

(g) The Trustee is empowered with respect to the assets of the Trust:

(i) To invest and reinvest all or any part of the Trust assets, in each and every kind of property, whether real, personal or mixed, tangible or intangible, whether income or non-income producing, whether secured or unsecured, and wherever situated, including, but not limited to, real estate, shares of common and preferred stock, mortgages and bonds, leases (with or without option to purchase), notes, debentures, equipment or collateral trust certificates, and other corporate, individual or government securities or obligations, time deposits (including savings deposit and certificates of deposit in the Trustee or its affiliates if such deposits bear a reasonable rate of interest) annuity and insurance contracts (including, but not limited to retirement income contract(s) or contract(s) with an insurance company or companies of the deposit administration type);

(ii) At such time or times, and upon such terms and conditions as the Trustee shall deem advisable, to sell convert, redeem, exchange, grant options for the purchase or exchange of, or otherwise dispose of, any property held hereunder, at public or private sale, for cash or upon credit, with or without security, without obligation on the part of any person dealing with the Trustee to see to the application of the proceeds of or to inquire into the validity, expediency, or propriety of any such disposal;

(iii) To manage, operate, repair, partition, and improve and mortgage or lease (with or without an option to purchase) for any length of time any property held in the Trust; to renew or extend any mortgage or lease, upon such terms as the Trustee may deem expedient; to agree to reduction of the rate of interest on any mortgage; to agree to any modification in the terms of any lease or mortgage or of any guarantee pertaining to either of them; to exercise and enforce any right of foreclosure; to bid on property in foreclosure; to take a deed in lieu of foreclosure with or without paying consideration therefor and in connection therewith to release the obligation on the bond secured by the mortgage; and to exercise and enforce in any action, suit, or proceeding at law or in equity any rights, covenants, conditions or remedies with respect to any lease or mortgage or to any guarantee pertaining to either of them or to waive any default in the performance thereof;

(iv) To exercise, personally or by general or limited proxy, the right to vote any shares of stock or other securities held in the Trust; to delegate discretionary voting power to trustees of a voting trust for any period of time; and to exercise or sell, personally or by power of attorney, any conversion or subscription or other rights appurtenant to any securities or other property held in the Trust;

(v) To join in or oppose any reorganization, recapitalization, consolidation, merger or liquidation, or any plan therefor, or any lease (with or without an option to purchase), mortgage or sale of the property of any organization the securities of which are held in the Trust; to pay from the Trust any assessments, charges or compensation specified in any plan of reorganization, recapitalization, consolidation, merger or liquidation; to deposit any property with any committee or depository; and to retain any property allotted to the Trust in any reorganization, recapitalization, consolidation, merger or liquidation;

(vi) To compromise, settle, or arbitrate any claim, dept or obligation of or against the Trust; to enforce or abstain from enforcing any right, claim, debt, or obligation; and to abandon any property determined by it to be worthless;

(vii) To reserve from investment and keep unproductive of income, without liability for interest, such cash as it deems advisable and, consistent with its obligations as Trustee hereunder, to hold such cash in a demand deposit in the Trustee;

(viii) To hold property of the Trust in bulk, in bearer form, in its own name or in the name of a nominee, without disclosure of this trust, and to deposit property with any depository, but no such holding or depositing shall relieve the Trustee of its responsibility for the safe custody and disposition of the Trust in accordance with the provisions of this Agreement, and the Trustee's records shall at all times show that such property is part of the Trust;

(ix) To make, execute and deliver, as Trustee, any deeds, conveyances, leases (with or without option to purchase), mortgages, options, contracts, waivers or other instruments that the Trustee shall deem necessary or desirable in the exercise of its powers under this Agreement; and

(x) To pay out of the assets of the Trust all taxes imposed or levied with respect to the Trust and in its discretion may contest the validity or amount of any tax, assessment, penalty, claim, or demand respecting the Trust and may institute, maintain, or defend against any related action or proceeding either at law or in equity (and in such regard, the Trustee shall be indemnified in accordance with Section 8(b) hereof).

(h) The Trustee shall have without exclusion, all powers conferred on Trustees by applicable law unless expressly provided otherwise herein.

9. AMENDMENTS, ETC. TO EMPLOYMENT AGREEMENTS OR SERP: (a) Prior to the Irrevocability Date, the Corporation shall furnish the Trustee with any amendments, restatements, or other changes in the SERP or any Employment Agreement, and the Corporation may prescribe or amend, as the case may be, Exhibit B hereto to reflect any such amendment, restatement, or other change, or any changes in the compensation of the Executives, or otherwise.

(b) On or after the Irrevocability Date, the provisions of this Section 9(b) shall apply.

(i) Not later than 45 calendar days after the end of each calendar year and at such other time as may in the judgment of the Corporation be appropriate in view of a change in circumstances, the Corporation and each Executive (or his personal representative (including his guardian, executor or administrator) (hereafter, his "Successor")) shall agree upon any amendment to Exhibit B hereto as shall be required to reflect any required change in the amounts of Supplemental Benefits as a result of any change in such Executive's compensation during the prior calendar year, or any amendment, restatement or other change in or to an Employment Agreement or to the SERP, which agreements to amendments to such Exhibit B shall be furnished to the Trustee by the Corporation or the Executives (or their Successors) and thereafter be deemed to be a part of, and to amend to the extent thereof, this Agreement; provided, however, that in the event of the failure of the Corporation and any Executive (or Successor) to reach such agreement, the provisions of Section 9(b)(ii) hereof shall control.

(ii) The Corporation has previously furnished the Trustee complete and correct copies of the Employment Agreements and the SERP, and the Corporation shall, and any Trust Beneficiary may, promptly furnish the

Trustee true and correct copies of any amendment, restatement or successor thereto. The Corporation shall also furnish the Trustee, upon the Trustee's request, such evidence of changes in compensation of the Executives as the Trustee shall deem necessary for its determination under this Section 9(b)(ii). Upon written notification to the Trustee by the Corporation or any Executive (or Successor) of the failure of the Corporation and such Executive (or Successor) to agree as provided in Section 9(b)(i), the Trustee shall, to the extent necessary in the sole judgment of the Trustee, (A) recompute the amount payable hereunder as set forth in Exhibit B hereto to any Trust Beneficiary; and (B) notify the Corporation and the Executive (or Successor) in writing of its computations. Thereafter, this Agreement and all Exhibits thereto shall be amended to the extent of such Trustee determinations without further action; provided, however, that the failure of the Corporation to furnish any such amendment, restatement or successor or compensation information shall in no way diminish the rights of any Trust Beneficiary hereunder or thereunder.

(iii) Not later than 45 days after the end of each calendar year and at such other time as may in the judgment of the Corporation be appropriate, the Corporation shall furnish to the Trustee any amendment to Exhibit A and any corresponding amendment to Exhibit B required as a result of such amendment to Exhibit A. On or after the Irrevocability Date, any such amendment to Exhibit A must be (A) agreed to by a majority of the Executives, subject to the provisions of Sections 11(b)(i) and (b)(ii) hereof, and (B) in the case of an amendment that adds a new Executive as a Trust Beneficiary, accompanied by the deposit into the Trust by the Corporation on or before the effective date on which the new Executive would become a Trust Beneficiary, an amount certified by Mercer-Meidinger-Hansen, or such other actuary acceptable to the Corporation and a majority of the Executives (as determined prior to the effective date of the amendment and subject to Sections 11(b)(i) and (b)(ii) hereof) as sufficient to pay such new Executive's Supplemental Benefits hereunder (with such sufficiency determined on the same actuarial basis as that used to determine sufficiency with respect to the Supplemental Benefits as in effect hereunder immediately prior to the addition of such new Executive).

10. COMPENSATION AND EXPENSES OF TRUSTEE: The Trustee shall be entitled to receive such reasonable compensation for its services as shall be agreed upon by the Corporation and the Trustee. The Trustee shall also be entitled to reimbursement of its reasonable expenses incurred with respect to the administration of the Trust including fees and expenses incurred pursuant to Sections 8(c) and 8(e). Such compensation and expenses shall in all events be payable either directly by the Corporation or, in the event that the Corporation shall refuse, from the assets of the Trust. The Trust shall have a claim against the Corporation for any such compensation or expenses so paid.

11. REPLACEMENT OF THE TRUSTEE: (a) The Trustee may resign after providing not less that 90 days' notice to the Corporation and the Executives. Prior to the Irrevocability Date, the Trustee may be removed at any time by the Corporation. On or after such date, such removal shall also require the agreement of a majority of the Executives. Prior to the Irrevocability Date, a replacement or successor trustee shall be appointed by the Corporation. On or after such date, such appointment shall also require the agreement of a majority of the Executives. No such removal or resignation shall become effective until the acceptance of the trust by a successor trustee designated in accordance with this Section 11. If the Trustee should resign, and within 45 days of the notice of such resignation the Corporation and, if required, a majority of the Executives shall not have notified the Trustee of an agreement as to a replacement trustee, the Trustee shall appoint a successor trustee. The successor trustee shall be a bank or trust company
(i) that the Trustee in its discretion considers an appropriate trustee for the Trust, having due regard for the objectives, magnitude and expected duration of the Trust; (ii) whose trust assets under investment would place it among the 100 largest trust companies in the United States; and (iii) that is independent and not subject to the control of either the Corporation or the Executives.
The preceding determinations shall be made as of the time of appointment of the successor trustee. Upon the acceptance of the trust by a successor trustee, the Trustee shall release all of the moneys and other property in the Trust to its successor, who shall thereafter for all purposes of this Agreement be considered to be the "Trustee."

(b) For purposes of the removal or appointment of a Trustee under this
Section 11, (i) if any Executive shall be deceased or adjudged incompetent, such Executive's Successor (or if no Successor, his Trust Beneficiaries) shall participate in such Executive's stead, and (ii) no Successor or Trust Beneficiary shall participate if all payments of Supplemental Benefits have been made with respect to such Executive (including his Trust Beneficiaries).

12. AMENDMENT OR TERMINATION: (a) This Agreement may be amended at any time and to any extent by a written instrument executed by the Trustee, the Corporation and, on or after the Irrevocability Date, a majority of the Executives, except to make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof, or to alter Section 8(f) or 12(b) hereof, except that amendments contemplated by Section 9 hereof shall be made as therein provided.

(b) From and after the Irrevocability Date, the Trust shall not terminate until the date on which the Trust no longer contains any assets, or, if earlier, the date on which each Trust Beneficiary is entitled to no further payments hereunder.

(c) Upon termination of the Trust as provided in Section 12(b) hereof, any assets remaining in the Trust shall be returned to the Corporation.

13. SPECIAL DISTRIBUTION: (a) It is intended that (i) the creation of, and transfer of assets to, the Trust will not cause any of the Employment Agreements or the SERP to be other than "unfunded" for purposes of title I of the Employee Retirement Income Security Act of 1974 ("ERISA"); (ii) transfers of assets to the Trust will not be transfers of property for purposes of section 83 of the Code, or any successor provision thereto, nor will such transfers cause a currently taxable benefit to be realized by a Trust Beneficiary pursuant to the "economic benefit" doctrine; and (iii) pursuant to section 451 of the Code, or any successor provision thereto, amounts will be includable as compensation in the gross income of a Trust Beneficiary in the taxable year or years in which such amounts are actually distributed or made available to such Trust Beneficiary by the Trustee.

(b) Notwithstanding anything to the contrary contained in this Agreement, in the event it is determined by a court of competent jurisdiction that (i) by reason of the creation of, and a transfer of assets to, the Trust, the Trust is considered "funded" for purposes of title I or ERISA; or (ii) a transfer of assets to the Trust is considered a transfer of property for purposes of section 83 of the

Code; or (iii) a transfer of assets to the Trust causes a Trust Beneficiary to realize income pursuant to the "economic benefit" doctrine; or (iv) pursuant to section 451 of the Code, amounts are includable as compensation in the gross income of a Trust Beneficiary in a taxable year that is prior to the taxable year or years in which such amounts would, but for this Section 13, otherwise actually be distributed or made available to such Trust Beneficiary by the Trustee, then (A) the assets held in trust shall be allocated in accordance with Section 7(b) hereof, and (B) subject to
Section 2(b) hereof, the Trustee shall promptly make distributions to the affected Trust Beneficiaries equal to the amounts that are includable in the respective incomes of the Trust Beneficiaries by reason of clause (i), (ii),
(iii) or (iv) of this Section 13(b).

14. SEVERABILITY, ALIENATION, ETC.: (a) Any provision of this Agreement prohibited by law shall be ineffective to the extent of any such prohibition without invalidating the remaining provisions hereof.

(b) To the extent permitted by law, benefits to Trust Beneficiaries under this Agreement may not be anticipated (except as herein expressly provided), assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process and no benefit actually paid to any Trust Beneficiary by the Trustee shall be subject to any claim for repayment by the Corporation or Trustee.

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

15. NOTICES: All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given when received:

IF TO THE TRUSTEE, TO:

Ameritrust Company National Association
900 Euclid Avenue
Cleveland, Ohio 44101

ATTENTION:  Trust Department
Employee Benefit Administration
If to the Corporation, to:

E-Systems, Inc.
6250 LBJ Freeway
Dallas, Texas 75240

ATTENTION:  General Counsel

If to the Executives, to
the addresses listed on Exhibit A hereto.

provided, however, that if any party or his or its successors shall have designated a different address by written notice to the other parties, then to the last address so designated.

IN WITNESS WHEREOF, each of the Corporation and the Trustee caused this Agreement to be executed on its behalf as of the date first above written.

E-SYSTEMS, INC.

By:  John A. Farrington
Its:  Treasurer

AMERITRUST COMPANY NATIONAL ASSOCIATION


By:
Its:  Executive Vice President

EXHIBIT A

EXECUTIVE ADDRESS

J.W. Dixon
5065 Lakehill Court
Dallas, TX 75220

K.M. Smith
P.O. Box 520
Creede, CO 81130

R.H. Mitchell
Rt. 4, Box 999J
Greenville, TX 75401

V.B. Pettigrew
10748 St. Lazare
Dallas, TX 75229

E. Adams
c/o E-Systems, Inc.
P.O. Box 660248
Dallas, TX 75266

J.W. Crowley
c/o E-Systems, Inc.
P.O. Box 660248
Dallas, TX 75266

C.R. Farmer
c/o E-Systems, Inc.
P.O. Box 660248
Dallas, TX 75266

T.S. Huff
c/o E-Systems, Inc.
P.O. Box 660248
Dallas, TX 75266

E.G. Keiffer
c/o E-Systems, Inc.
P.O. Box 660248
Dallas, TX 75266

T.D. Kelly
c/o E-Systems, Inc.
P.O. Box 660248
Dallas, TX 75266

A.L. Lawson
c/o E-Systems, Inc.
P.O. Box 660248
Dallas, TX 75266

J.W. Pope
c/o E-Systems, Inc.
P.O. Box 660248
Dallas, TX 75266

J.W. Russell
c/o E-Systems, Inc.
P.O. Box 660248
Dallas, TX 75266

D.R. Tacke
c/o E-Systems, Inc.
P.O. Box 660248
Dallas, TX 75266

H.L. Thurmon
c/o E-Systems, Inc.
P.O. Box 660248
Dallas, TX 75266

NOTE: The above addresses are for identification purposes. Details concerning where checks are to be mailed will be supplied at a subsequent date.

EXHIBIT B

The purpose of this Exhibit B is to list the benefits to which retired employees are entitled, pursuant to Employment Agreements and/or the SERP.

EXECUTIVE MONTHLY BENEFIT AMOUNT (Gross)

J.W. Dixon  $64,096.46
K.M. Smith  12,376.82
R.H. Mitchell  5,446.00
V.B. Pettigrew  4,903.00

The above amounts do not reflect any deductions for income tax.

Exhibit C

The term "Change in Control" shall mean the occurrence of any of the following events:

(i) The Corporation is merged, or consolidated or reorganized into or with another corporation or other legal person and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of voting securities of the Corporation immediately prior to such transaction;

(ii) The Corporation sells all or substantially all of its assets to any other corporation or other legal person, less than a majority of the combined voting power of the then-outstanding voting securities of which are held in the aggregate by the holders of voting securities of the Corporation immediately prior to such sale;

(iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934 (the "Exchange Ace"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 10% or more of the combined voting power of the then-outstanding voting securities of the Corporation;

(iv) The Corporation files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Corporation has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or (v) If during any period of two consecutive years individuals who at the beginning of any such period constitute the Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Corporation's stockholders, of each Director of the Corporation first elected during such period was approved by a vote of at least two-thirds of the Directors of the Corporation then still in office who were Directors of the Corporation at the beginning of any such period. Notwithstanding the foregoing provisions of clause (iii) or (iv) hereof, a "Change in Control" shall not be deemed to have occurred for purposes of this Agreement solely because the Corporation, an entity in which the Corporation directly or indirectly beneficially owns 50% or more of the voting securities of such entity, any Corporation-sponsored employee stock ownership plan or any other employee benefit plan of the Corporation either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D,
Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of voting securities of the Corporation, whether in excess of 10% or otherwise, or because the Corporation reports that a change in control of the Corporation has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

                FIRST AMENDMENT TO TRUST AGREEMENT

This First Amendment to Trust Agreement (the "First Amendment") is made this 23rd day of September, 1987, by and between E-Systems, Inc., Delaware corporation (the "Corporation"), and AmeriTrust Company National Association, a national banking association (the "Trustee");

                            WITNESSETH:

WHEREAS, the Corporation and the Trustee have established a trust
(the "Trust") pursuant to an agreement dated June 23, 1987 (the
"Agreement");

WHEREAS, the Corporation has transferred assets to the Trust which are being held in trust by the Trustee, all pursuant to the terms of the Agreement;

WHEREAS, as of the date first above written, the Irrevocability Date, as defined in Section 1(b) of the Agreement, has not occurred;

WHEREAS, in accordance with Section 12(a) of the Agreement, the Corporation and the Trustee desire to amend the Agreement in certain respects, as set forth in this First Amendment,

NOW, THEREFORE, the parties do hereby agree that the Agreement shall be amended as follows:

1. Section 6 of the Agreement is amended by substituting the word "quarterly" for the word "annually."

2. Section 13(b) of the Agreement is amended by deleting the balance of such Section after "(B)", and substituting therefor the following:

"subject to the last sentence of Section 2(b) hereof, the Trustee shall promptly make a distribution to each affected Trust Beneficiary which, after taking into account the federal, state and local income tax consequences of the special distribution itself, is equal to the sum of any federal, state and local income taxes, interest due thereon, and penalties assessed with respect thereto which are attributable to amounts that are includable in the income of such Trust Beneficiary for any of the reasons described in clause
(i), (ii), (iii) or (iv) of this Section 13(b)."

3. Subject to applicable federal law, this First Amendment shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the principles of conflicts of laws thereof.

4. This First Amendment may be executed in two or more counterparts, each of which shall be considered an original agreement, but all of which together shall constitute one agreement.

5. This First Amendment shall be effective as of June 23, 1987.

IN WITNESS WHEREOF, each of the Corporation and the Trustee caused this First Amendment to be executed on its behalf as of the date first above written.

E-SYSTEMS, INC.

By:
Its:  Assistant Treasurer

AMERITRUST COMPANY NATIONAL ASSOCIATION

By:
Its: John R. Wert, Senior Trust Officer

                 SECOND AMENDMENT TO TRUST AGREEMENT

This Second Amendment to Trust Agreement (the "Second Amendment") is made this 4th day of February, 1988, by and between E-Systems, Inc., a Delaware corporation (the "Corporation"), and AmeriTrust Company National Association, a national banking association (the "Trustee");

WITNESSETH:

WHEREAS, the Corporation and the Trustee have established a trust (the "Trust") pursuant to an agreement dated June 23, 1987, as amended by an agreement dated September 23, 1987 (the "Agreement");

WHEREAS, the Corporation has transferred assets to the Trust which are being held in trust by the Trustee, all pursuant to the terms of the Agreement;

WHEREAS, as of the date first above written, the Irrevocability Date, as defined in Section 1(b) of the Agreement, has not occurred;

WHEREAS, in accordance with Section 12(a) of the Agreement, the Corporation and the Trustee desire to amend the Agreement in certain respects, as set forth in this Second Amendment,

NOW, THEREFORE, the parties do hereby agree that the Agreement shall be amended as follows:

1. Section 1(b)(i) of the Agreement is amended by substituting the number "100" for the number "30".

2. Subject to applicable federal law, this Second Amendment shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the principles of conflicts of laws thereof.

3. This Second Amendment may be executed in two or more counterparts, each of which shall be considered an original agreement, but all of which together shall constitute one agreement.

4. This Second Amendment shall be effective as of the date first above written.

IN WITNESS WHEREOF, each of the Corporation and the Trustee caused this Second Amendment to be executed on its behalf as of the date first above written.

E-SYSTEMS, INC.

By:
Its: Vice President

AMERITRUST COMPANY
NATIONAL ASSOCIATION

By:

Its: Trust Officer